Exhibit 99.1

PRESS RELEASE

FIDELITY D & D BANCORP, INC.

DATE: January 19, 2005

Contacts:

Steven C. Ackmann

Salvatore R. DeFrancesco, Jr.

President and	Treasurer and
Chief Executive Officer	Chief Financial Officer
570-346-4156	570-504-8000

FIDELITY D & D BANCORP, INC.

REPORTS 2004 FINANCIAL RESULTS

Dunmore, PA, Fidelity D & D Bancorp, Inc. (OTC Bulletin Board: FDBC), parent company of The Fidelity Deposit and Discount Bank, reported net income of $3,364,000, or $1.84 per diluted share, for the year ended December 31, 2004, a $1,721,000, or 105%, increase as compared to net income of $1,643,000 or $0.90 per diluted share for the year ended December 31, 2003.

Net interest income increased $1,990,000, or 14%, to $16,215,000 in 2004 from $14,225,000 in 2003.  The interest rate environment during the first half of 2004 continued to price investments and loans below existing portfolio yields. However, the Company was positioned to utilize interest rate increases throughout the second half of the year to increase earning asset yields back to a level similar in 2003.  The reduction in the earning asset volume throughout 2004 was the primary reason for reduced interest income.   As a result, total interest income decreased $1,067,000, or 4%, from $28,462,000 in 2003 to $27,395,000 in 2004. Conversely, rates paid on time deposit products were re-priced lower during 2004.  The ability to reduce interest expense on these products not only mitigated the reduced interest income for the year but also increased our margin.  Throughout the re-pricing process, deposit run-off occurred reducing the volume of interest-bearing liabilities.  Accordingly, interest expense decreased $3,057,000, or 21%, from $14,237,000 in 2003 to $11,180,000 in 2004.  Net interest margin increased 46 basis points, to 3.20% in 2004 from 2.74% in 2003.

The 2004 provision for loan losses was $2,150,000 compared to $3,715,000 in 2003.  Due to the Company’s improved credit administration function, the loan portfolio had been proactively managed and net charge-offs during 2004 were less than half of the 2003 amounts. The ratio of allowance for loan losses to total loans was 1.54% at December 31, 2004, compared to 1.28% at December 31, 2003.

Total other income decreased $22,000, or 1%, in 2004 compared to 2003.  The amount of recognized gains on the sales of investments and loans was $723,000 less in 2004 than recorded in 2003.  This reduction in other income was offset by additional fees collected on deposit services; loan servicing fees, net of a reduced amortization of mortgage servicing rights; reduced losses on the disposal of leased assets and increased revenue from trust and financial asset management services.

Total other expenses increased $924,000, or 7%, from $12,903,000 in 2003 to $13,827,000 in 2004.  The increase was primarily due to the recognition of a retirement benefit obligation for the Company’s former chairman and president, along with the salaries and benefit increases associated with the addition of managerial personnel and the intensified advertising and promotional expenses incurred throughout 2004.

The Company reported a $38,540,000, or 7%, decrease in total assets from $575,215,000 on December 31, 2003 to $536,675,000 on December 31, 2004. Loans decreased by $3,732,000, or 1%, to $388,111,000, primarily from sales of loans available for sale during 2004.  Investments decreased by $24,170,000, or 17%, to $120,238,000 at December 31, 2004.  Total deposits decreased $35,827,000 to $365,615,000 at December 31, 2004, a decline of 9% from the balance at December 31, 2003.  The overall decrease in deposits resulted principally from high cost, non-core time deposit run-off.  The ratio of time to total deposits at year-end was 51%.  Short-term borrowing and long-term debt decreased $4,223,000, or 8%, to $50,534,000 and $757,000, or 1%, to $71,119,000, respectively, during 2004.

Shareholders’ equity as of December 31, 2004 increased to $46,367,000 from $43,932,000 on December 31, 2003. The increase in shareholders’ equity of $2,435,000 resulted primarily from the $1,754,000 addition to retained earnings.  Dividends declared by the Company during 2004 were $1,610,000, of which $501,000 was reinvested through the dividend reinvestment plan.

Steve Ackmann, President and CEO commented, “I am pleased to report this progress to our shareholders. The entire Fidelity team is dedicated to guiding the company to improved financial performance. These results show the beginning steps in our strategy to return to our roots as a strong, well-performing, locally owned and managed, independent community bank.”

Fidelity Deposit and Discount Bank operates 12 branch offices and 22 automated teller machine locations in Lackawanna and Luzerne Counties.

For more information visit our web site at www.the-fidelity.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  These factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic, interest rate and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.

SELECTED FINANCIAL DATA

At and for December 31,

Balance Sheet Data:	2004	2003	2002	2001	2000
Total assets	$536,675,138	$575,215,466	$577,993,316	$569,029,838	$491,077,054
Total investment securities	120,237,518	144,407,374	149,549,607	153,973,988	119,756,391
Net loans	381,546,375	366,981,638	354,262,050	353,976,324	333,600,975
Loans available—for-sale	576,378	19,863,577	28,715,355	16,150,020	9,953,958
Total deposits	365,615,335	401,442,546	413,788,176	407,778,728	339,310,328
Total borrowings	121,653,234	126,633,012	114,213,014	117,480,988	111,024,721
Total shareholders’ equity	46,366,760	43,931,898	45,234,433	40,172,230	37,215,063

Operating Data for the year end:
Total interest income	$27,395,491	$28,462,093	$34,567,393	$36,379,689	$35,085,780
Total interest expense	11,180,135	14,237,383	17,882,440	20,853,631	21,468,230
Net interest income	16,215,356	14,224,710	16,684,953	15,526,058	13,617,550
Provision for loan losses	2,150,000	3,715,000	1,664,000	2,474,637	1,158,260
Net interest income after provision for loan losses	14,065,356	10,509,710	15,020,953	13,051,421	12,459,290
Other income	4,161,402	4,183,391	3,302,749	3,701,578	2,940,009
Other operating expense	13,826,690	12,903,361	12,751,174	11,998,997	11,634,280
Income before provision for income taxes	4,400,068	1,789,740	5,572,528	4,754,002	3,765,019
Provision for income taxes	1,035,594	146,492	1,526,355	905,866	582,391
Net income	$3,364,474	$1,643,248	$4,046,173	$3,848,136	$3,182,628

Per Share Data:
Net income per share — basic*	$1.84	$0.90	$2.23	$2.12	$1.76
Net income per share — diluted*	$1.84	$0.90	$2.22	$2.12	$1.76
Dividends declared	$1,610,423	$1,601,896	$1,526,371	$1,426,097	$1,366,075
Dividends per share	$0.88	$0.88	$0.84	$0.79	$0.76
Book value per share	$25.21	$24.10	$24.86	$22.08	$20.60
Weighted average number of shares outstanding**	1,830,725	1,820,403	1,817,430	1,811,391	1,803,674
Number of shares outstanding at year end**	1,839,572	1,823,043	1,819,376	1,819,168	1,806,274

Ratios:
Return on average assets	0.61%	0.29%	0.70%	0.72%	0.67%
Return on average equity	7.51%	3.63%	9.47%	9.64%	9.54%
Net interest margin	3.20%	2.74%	3.10%	3.17%	3.14%
Efficiency ratio	64.37%	72.32%	63.42%	62.42%	67.66%
Expense ratio	1.69%	1.68%	1.68%	1.68%	1.88%
Allowance for loan losses to total loans	1.54%	1.28%	1.01%	1.00%	0.94%
Dividend payout ratio	47.87%	97.48%	37.72%	37.06%	42.92%
Equity to assets	8.64%	7.64%	7.83%	7.06%	7.58%
Equity to deposits	12.68%	10.94%	10.93%	9.85%	10.97%

* Based on weighted average shares and adjusted for the stock exchange in 2000.

**Based on actual shares outstanding and adjusted for the stock exchange in 2000.